Exhibit 99.1

ARIAD Presents Analysis of Cardiovascular Risk Profile of Patients from Pivotal PACE Trial of Iclusig® (Ponatinib)

CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 1, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced results of evaluation of the cardiovascular risk profile of Philadelphia-positive (Ph+) leukemia patients treated with Iclusig® (ponatinib) in the pivotal PACE trial. Serious arterial thrombotic (AT) events can be a complication of BCR-ABL tyrosine kinase inhibitor (TKI) therapy in Ph+ leukemias. In the single-arm, PACE trial, serious AT events, including cardiovascular, cerebrovascular and peripheral vascular events, occurred in 34 of 449 patients (8%). This analysis showed that patients who experienced serious ATs while on study more commonly had a history of pre-existing cardiac disease and a higher prevalence of baseline cardiovascular risk factors prior to enrollment than in those patients who did not experience these events.

The data are being featured today in a poster presentation at 8:00 a.m. (CT) and a poster discussion at 12:00 p.m. (CT) at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting taking place in Chicago.

Of 34 patients with serious AT events reported in the PACE trial, 21 had cardiovascular events and 14 had cerebrovascular or peripheral vascular events. Pre-existing cardiac disease was present in 15 of 21 patients (71%) who had cardiovascular events and 6 of 14 patients (43%) who had cerebrovascular or peripheral vascular events on study. Further, 30 patients (88%) had at least one pre-existing cardiovascular risk factor, 14 patients (41%) had pre-existing ischemic cardiac disease, and 19 patients (56%) were at least 65 years of age.

“Although uncommon, cardiovascular events have been reported in patients with Ph+ leukemias treated with BCR-ABL TKIs,” said H. Jean Khoury, M.D., professor of hematology and medical oncology, and director of the Division of Hematology of the Winship Cancer Institute at Emory University. “Patients in the PACE trial were heavily pretreated with multiple prior TKIs. This analysis shows that patients who experienced serious arterial thrombotic events generally were older, had a more prolonged duration of leukemia since original diagnosis, had one or more cardiovascular risk factors prior to entry in the trial and had a high prevalence of pre-existing cardiac and ischemic diseases.”

Methodology of PACE Trial Analysis

  This analysis focuses on the subset of 34 patients with reported AT events considered serious adverse events. All adverse events presented are treatment-emergent adverse events.
  Median follow-up for the total PACE trial patient population was 11 months (minimum, 9 months). This data set is the same as that described in the U.S. Prescribing Information for Iclusig.
  AT events were categorized into three groups: cardiovascular, cerebrovascular and peripheral vascular according to the definitions of these groups used to prepare the U.S. Prescribing Information for Iclusig. The overall event rate was based on the summation of the individual disease definitions. A patient was classified as having an increase in blood pressure if a single recorded measurement of blood pressure had changed at any time during the course of the trial.
  Analysis included assessment of the association between risk factors and occurrence of AT events. Cardiovascular risk factors included hypertension, elevated cholesterol, diabetes, and obesity. Additional demographic factors of age, gender (male), time since leukemia diagnosis, exposure to prior TKI therapy and history of cardiac disease were also assessed. Smoking was not included in the analysis, as data were not available.

Summary of Characteristics and Clinical Profile of Patients with Serious AT Events

  Patients with serious AT events had significantly higher incidences of pre-existing diabetes (44% vs. 14%) and hypertension (82% vs. 51%) than patients who did not experience these events. Almost all patients who had cerebrovascular or peripheral vascular events while on study had hypertension at baseline.
  Differences in demographics, medical history and previous therapy also distinguished the population experiencing serious AT events. History of ischemic cardiac disease (41% vs. 10%) and age of at least 65 years (56% vs. 33%) were significantly greater in those with serious AT events than in those without. The population also had a significantly longer duration of prior TKI therapy (6.3 vs. 4.9 years) and significantly longer duration of prior nilotinib therapy (1.8 vs. 1.2 years).
  Patients from the serious AT group were exposed to comparable dose intensity of ponatinib when compared to those without serious AT events. The median time to onset of serious AT events was approximately six months. Blood pressure increased by one or two grades during the trial in 59% of patients who experienced serious AT events.
  Patients were managed with dose interruption and dose modification comparably in patients with and without serious AT events. In more than one-third of patients with serious ATs, there was no modification to ponatinib dosing. Discontinuation rates among patients with serious AT events were comparable to the overall discontinuation rates for the study.
  Anti-leukemic response to Iclusig was similar in patients with serious AT events as compared to those without (chronic-phase CML, 73% vs. 52%). Sixteen of 22 patients with serious AT events (73%) achieved major cytogenetic response, and nine of 22 (41%) had a major molecular response.

“This analysis is important as we consider the patient population now receiving Iclusig after becoming resistant or intolerant to prior TKI therapy and determine how to best treat patients with prior cardiovascular history or risk factors,” said Frank G. Haluska, M.D., Ph.D., senior vice president, clinical research and development and chief medical officer of ARIAD. “This analysis also showed that these patients can be managed with standard dose adjustments while maintaining clinical benefit from treatment. In Philadelphia-positive leukemia patients with predisposing factors or co-morbidities, physicians should pay close attention to management of hypertension and diabetes.”

About the PACE Trial

The FDA approval of Iclusig was based on results from the pivotal Phase 2 PACE (Ponatinib Ph+ ALL and CML Evaluation) trial in patients with CML or Ph+ ALL who were resistant or intolerant to prior TKI therapy, or who had the T315I mutation of BCR-ABL. Iclusig had robust anti-leukemic activity, with 54 percent of chronic-phase CML patients, including 70 percent of patients with the T315I mutation, achieving a major cytogenetic response (MCyR) – the primary endpoint of the PACE trial for chronic-phase patients.

In patients with advanced disease, 52 percent of accelerated-phase CML patients, 31 percent of blast-phase CML patients and 41 percent of Ph+ ALL patients achieved a major hematologic response (MaHR) to Iclusig. MaHR was the primary endpoint in the trial for patients with advanced disease.

About Iclusig® (ponatinib)

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, a common mutation which has been associated with resistance to other approved TKIs.

Indication, Usage and Dosing

Iclusig is indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.

This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

The recommended dose of Iclusig is a 45 mg tablet taken once-daily with or without food.

Important Safety Information

Boxed Warning

Arterial Thrombosis: Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. In clinical trials, serious arterial thrombosis occurred in 8% of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity: Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Warnings and Precautions

Congestive Heart Failure: Twenty patients treated with Iclusig (4%) experienced serious congestive heart failure (CHF) or left ventricular dysfunction (LVD), with 4 fatalities. Thirty-three patients treated with Iclusig (7%) experienced any grade of CHF or LVD. Monitor patients for signs or symptoms consistent with CHF and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious CHF.

Hypertension: Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Monitor and manage blood pressure elevations.

Pancreatitis: Clinical pancreatitis occurred in 6% of patients (5% Grade 3) treated with Iclusig. The incidence of treatment emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis.

Hemorrhage: Serious bleeding events occurred in 5% (22/449) of patients treated with Iclusig, including fatalities. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Most events occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage.

Fluid Retention: Serious fluid retention events occurred in 3% of patients treated with Iclusig. One instance of brain edema was fatal. Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 3 (1%) Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness).

Myelosuppression: Severe (Grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Adverse Reactions

The most common non-hematologic adverse reactions (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia. Please see the full Prescribing Information for Iclusig, including the Boxed Warning.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the analysis of safety data for ponatinib. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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